Exhibit 99.1

NEWS RELEASE

Dawson Geophysical Company

508 W. Wall, Suite 800

Midland, TX 79701

Company contact:

Stephen C. Jumper, CEO and President

James K. Brata, Chief Financial Officer

(800) 332-9766

www.dawson3d.com

DAWSON GEOPHYSICAL UPDATE ON

FORM 10-Q FILING DATE,

QUARTERLY EARNINGS RELEASE AND INVESTOR CONFERENCE CALL SCHEDULE

AND CURRENT MARKET CONDITIONS

MIDLAND, Texas, May 8, 2015/PR Newswire/Dawson Geophysical Company (NASDAQ: DWSN) (“Dawson” or the “Company”) today provided the following updates:

Form 10-Q Filing Date

The Company intends to file its Quarterly Report on Form 10-Q for the three months ended March 31, 2015 after market close on Monday, May 18, 2015, which is one week later than previously announced by Dawson due to the continuing post-merger consolidation of the operations and financial reporting of legacy Dawson Geophysical Company and legacy TGC Industries, Inc.  Today Dawson filed the requisite Form 12b-25 with the Securities and Exchange Commission in connection with the filing delay.

The merger has been accounted for as a reverse acquisition under which legacy Dawson Geophysical was considered the accounting acquirer of legacy TGC. As such, the historical financial statements of legacy Dawson Geophysical will be treated as the historical financial statements of the combined company. The combined companies adopted a calendar fiscal year ending December 31. Accordingly, the financial results for the quarter ended March 31, 2015 that will be presented in the Form 10-Q will reflect the operations of legacy Dawson Geophysical for the period January 1 through March 31, 2015 and the operations of legacy TGC for the period February 12 through March 31, 2015. Such results will be compared to the quarterly results for legacy Dawson Geophysical for the period January 1 through March 31, 2014, which at the time was the second fiscal quarter of legacy Dawson Geophysical’s fiscal year ended September 30, 2014.

Quarterly Earnings Release and Investor Conference Call

The Company plans to issue its earnings release for first quarter 2015 results after market close on Monday, May 18, 2015, and to hold an investor conference call to review the results on Tuesday, May 19, 2015, at 9:00 a.m. Central Time.  Investors may access the call as follows:

Date:                              Tuesday, May 19, 2015

Time:                            10:00 AM ET

9:00 AM CT

8:00 AM MT

7:00 AM PT

Call:                                  1-888-348-3664 (US), 1-855-669-9657 (Canada) and 1-412-902-4233 (Toll/International)

Internet:             Live and rebroadcast over the internet, log onto http://www.dawson.3d.com

Replay:                 Available until 11:59 PM ET on Friday, May 22, 2015, at 1-877-870-5176 (Toll-Free) and 1-858-384-5517 (Toll/International), Passcode 10065839, and available for 30 days on the Company’s web site at http://www.dawson3d.com

Market Conditions Update

The Company will report a net loss for the March 2015 quarter.  As the Company has previously disclosed, market conditions for seismic data acquisition services in North America remain challenging.  Revenues for the March 2015 quarter were negatively impacted by reduced client demand due to decreasing commodity prices, client delays, severe weather conditions in many areas of operation, a weaker than anticipated Canadian season and reduced utilization rates of deployed data acquisition crews in the lower 48 United States.  Severe wet weather conditions, reduced demand and client delays have continued during April and early May 2015.  During the March 2015 quarter, the post transaction combined Company operated a peak of fourteen seismic data acquisition crews in the United States and a peak of four crews in the Canadian market.

Demand for Dawson’s services is at reduced levels from recent years and is anticipated to remain at such levels through 2015 in response to decreasing and uncertain commodity prices and reduced client expenditures. The Company is currently operating ten data acquisition crews in the United States and based on currently available information anticipates operating eight to ten crews in the United States with limited activity in Canada into the third quarter ending September 30, 2015. Utilization rates on the Company’s ten active data acquisition crews have been severely impacted through the middle of the second quarter primarily due to excessive wet conditions impacting four active crews.

About Dawson

Dawson Geophysical Company is a leading provider of North America onshore seismic data acquisition services with operations throughout the continental United States and Canada.  Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators, as well as providers of multi-client data libraries.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and natural gas prices, high fixed costs of operations, operational disruptions, changes in economic conditions, industry competition, the potential for contract delay or cancellations of service contracts, the availability of capital resources, weather interruptions, limited number of customers, credit risk related to our customers. A discussion of these and other factors, including risks and uncertainties, is set forth in Exhibit 99.5 to the Company’s Form 8-K/A that was filed with the Securities and Exchange Commission on April 30, 2015. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.